Exhibit 99.1
Nutrition 21 Announces Financial Results for
 2nd Quarter Fiscal Year 2011

PURCHASE, NY, February  11, 2011 – Nutrition 21, Inc. (OTC Bulletin Board: NXXI.OB), the developer and marketer of clinically substantiated nutritional ingredients for dietary supplements, foods and beverages, and animal nutrition, today announced financial results for the second fiscal quarter ended December 31, 2010.

The Company reported total revenues of $1.9 million for the second quarter ended December 31, 2010, compared to $2.1 million in the corresponding quarter a year ago.  Net loss from continuing operations for the second quarter this year was $0.5 million, or ($0.0) per diluted common share, compared to a net loss from continuing operations of $0.7 million, or $(0.01) per diluted common share, in the corresponding quarter a year ago.

For the six months ended December 31, 2010, the Company reported total revenues from continuing operations of $3.5 million compared to $4.4 million in the comparable period a year ago. Net loss from continuing operations for the six months ended December 31, 2010 was $1.4 million compared to $1.3 million in the comparable period a year ago.

Reduced product sales compared to the comparable period a year ago were partially offset by termination fees paid to the Company in connection with termination of certain licensing agreements.

Net loss from discontinued operations for the quarter ended December 31, 2010 was $91 thousand or $(0.00) per diluted common share, compared to net loss of $1.5 million or $0.01 per diluted common share in the comparable period a year ago. For the six months ended December 31, 2010 the company reported a net loss from discontinued operations of $71 thousand compared to $1.5 million in the comparable period a year ago.

Michael Zeher, president and chief executive officer, said, “We are pleased to report that our operating income, since the divestiture of the Branded Products Group in the second quarter of 2009, continues to be positive. Looking forward, we continue to be optimistic, but cautious, as we will need to satisfy a requirement to redeem our  Series J Preferred Stock in September 2011 for approximately $17.8 million.  As reported earlier, a special committee of the Board of Directors has retained BDO Capital Advisors, LLC as its investment banker to consider approaches to meet this requirement. Possible alternatives include, among other things, negotiation of an extension with the holders of the Preferred Stock, a going private sale or other transaction, and a refinancing of the business.”

CONTACT:	Alan Kirschbaum,
Nutrition 21, Inc.
914-701-4500

About Nutrition 21
Nutrition 21, Inc., headquartered in Purchase, NY, is a nutritional bioscience company and holds over 30 issued and pending patents associated with chromium picolinate as well as combinations of chromium compounds with other dietary supplement ingredients.  Its ingredients are sold to leading dietary supplement, and functional food and beverage manufacturers.  For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2010. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Financial Tables on following pages

NUTRITION 21, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	June 30,
	2010	2009
	(unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$1,260	$935
Accounts receivable, net	1,142	1,495
Other receivables, net	419	224
Inventories, net	122	173
Other current assets	162	104
Property and equipment, net	62	57
Patents, trademarks and other intangibles, net	493	588
Other assets	232	386
TOTAL ASSETS	$3,892	$3,962

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable	$692	$719
Accrued expenses	1,006	1,321
8% Series J convertible preferred stock subject to mandatory redemption	16,088	15,068
Total liabilities	17,786	17,108
Stockholders’ Deficit	(13,894)	(13,146)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,892	$3,962

NUTRITION 21, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,

	2010	2009	2010	2009

Net sales	$1,484	$1,978	$3,038	$4,194

Other revenues	383	82	450	176

Total Revenues	1,867	2,060	3,488	4,370

Costs and Expenses

Cost of Revenues	414	541	932	1,191

General and Administrative	765	883	1,431	1,862

Advertising and Promotion	135	185	363	351

Research and Development	80	103	181	182

Depreciation and Amortization	42	59	126	164

Total Costs and Expenses	1,436	1,771	3,033	3,750

Operating Income	431	289	455	620

Interest expense, net	(954)	(939)	(1,896)	(1,938)

Loss from Continuing Operations	(523)	(650)	(1,441)	(1,318)

Loss from Discontinued Operations, net	(91)	(1,529)	(71)	(1,504)

Net Loss	$(614)	$(2,179)	$(1,512)	$(2,822)

Basic and diluted loss per common share	$(0.00)	$(0.03)	$(0.01)	$(0.03)

Weighted average number of common shares – basic and diluted	140,523	75,023	136,658	74,389